Exhibit 99.2
Under Armour: First Quarter 2014 Earnings Call, April 24, 2014 (Brad Dickerson)

Thanks, Kevin. I would now like to spend some time discussing our first quarter 2014 financial results followed by our updated outlook for 2014.

Our net revenues for the first quarter of 2014 increased 36% to $642 million. As expected, we experienced a strong rate of growth during the quarter given sustained momentum in Apparel, a broader range of product in Running Footwear, and International market expansion. This quarter marks the first time since the third quarter of 2011 where each of these key growth drivers surpassed 30% growth.

Taking a look at Apparel, we grew this category 33% during the quarter to $459 million compared to $346 million in the prior year. This represents the 18th straight quarter of at least 20% growth for our largest product category. Overall, we saw strong Apparel growth from our Training, Golf, Hunting, and Fishing lines. In Women's, our Studio line remains a standout, while Youth registered notable gains in Training and Baseball during the period. Taking a look at some of our product programs, we experienced broad-based strength in Fleece, UA Tech, and Baselayer, while also offering new innovations with ColdGear Infrared and ArmourVent.

First quarter Footwear net revenues increased 41% to $114 million from $81 million in the prior year, representing approximately 18% of net revenues for the period. We were encouraged by the strong sell through rates of our SpeedForm Apollo running shoe, while also offering a broader running assortment at key price points including the Assert, Engage, and Spine Evo styles. We are also seeing success in baseball with our cleated business taking market share despite a somewhat slower start to the season given adverse weather conditions.

Our Accessories net revenues during the first quarter increased 43% to $52 million from $36 million in the prior year period, primarily driven by our headwear lines.

Our Direct-to-Consumer net revenues increased 33% for the quarter, representing approximately 26% of net revenues. During the quarter, we opened our first of what we expect to be seven new Factory House stores for the year. Our first quarter ending store count in North America totaled 118 locations compared to 103 a year ago. We also expanded two existing locations during the quarter as part of our current full year plan to expand twelve locations.

Looking at our full-price Brand House stores, we are excited to open our third location in Soho, following our 2013 openings at Harbor East in Baltimore and Tyson's Corner near DC. These three Brand House locations will provide valuable learnings as our full price retail strategy continues to evolve.

In E-Commerce, we continued to see strong results driven primarily by traffic gains. Our efforts throughout the duration of 2014 will include an enhanced mobile experience, improved consumer marketing segmentation efforts, and increased engagement in Connected Fitness.

International net revenues increased 79% to $55 million in the first quarter and represented 9% of total net revenues. We experienced broad-based geographic strength during the quarter:

•	In Europe, we are starting to see the combined benefits of higher brand awareness and a more focused in-country strategy around our three key markets of the UK, Germany, and France.

•	In Asia, we are starting to accelerate our franchise store model in China and driving growth through E-Commerce and expanded distributor relationships.

•	Finally in Latin America, our growth was primarily driven by the conversion of our Mexican distributor to an Under Armour subsidiary at the beginning of the year.

Moving on to margins, first quarter gross margins expanded approximately 100 basis points to 46.9% compared with 45.9% in the prior year's quarter. The following factors contributed to this improvement:

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First, our sales mix remained favorable due primarily to a lower mix of excess inventory sold through our Factory House outlet stores, contributing approximately 40 basis points of gross margin improvement.

•	Second, improvements in our supply chain drove lower air freight expenses year-over-year, contributing approximately 30 basis points of gross margin improvement.

•	Finally, we experienced lower product input costs, primarily in our Accessories business, contributing approximately 20 basis points of gross margin improvement.

Selling, general and administrative expenses as a percentage of net revenues leveraged 40 basis points to 42.7% in the first quarter of 2014 from 43.1% in the prior year's period. Details around our four SG&A buckets are as follows:

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First, Marketing costs increased to 13.7% of net revenues for the quarter from 13.3% in the prior year period, primarily driven by the launch of our first Brand Holiday of 2014 and international marketing efforts.

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Second, Selling costs increased slightly to 10.8% of net revenues for the quarter from 10.7% in the prior year period, as our Direct-to-Consumer business grew roughly in line with our overall business combined with increased investments around our Brand House store strategy.

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Third, Product Innovation and Supply Chain costs decreased to 10.4% of net revenues for the quarter from 10.5% in the prior year period, as costs tied to our Connected Fitness efforts were offset by lapping prior year costs tied to the start up of our expanded West Coast distribution facility.

•	Finally, Corporate Services declined to 7.8% of net revenues for the quarter from 8.6% in the prior year period, primarily reflecting lower incentive compensation expenses.

Operating income for the first quarter increased 99% to $27 million compared with $13 million in the prior year period. Operating margin expanded 130 basis points during the quarter to 4.2% compared to 2.9% in the prior year period.

Our first quarter tax rate of 46.1% was unfavorable to the 39.9% rate last year primarily due to a R&D tax credit recorded in the first quarter of 2013 as well as higher international investments primarily associated with the 2014 market entries in Brasil and Chile.

Our net income in the first quarter increased 73% to $14 million compared with $8 million in the prior year period. First quarter diluted earnings per share increased 71% to $0.06 compared to $0.04 last year. The EPS calculations for both periods reflect the two-for-one stock split which was effective April 14th.

On the balance sheet, total cash and cash equivalents for the quarter decreased 30% to $180 million compared with $256 million at March 31, 2013. We continue to utilize $100 million of our $300 million revolving credit facility, which was used to fund a portion of our $150 million purchase of MapMyFitness in December. Inventory at quarter-end increased 46% to $472 million compared to $324 million at March 31, 2013.

Our investment in capital expenditures was approximately $31 million for the first quarter compared with $11 million in the prior year period. We continue to plan 2014 capital expenditures in the range of $140 million to $150 million, primarily driven by incremental investments to support our Direct-to-Consumer and international businesses and further develop and expand our global office footprint.

Now moving onto our updated outlook for 2014. Based on current visibility, we expect 2014 net revenues of $2.88 billion to $2.91 billion, representing growth of 24% to 25%, and 2014 operating income of $331 million to $334 million, representing growth of 25% to 26%. Both expected growth rates are outpacing the long-term growth rates laid out at our Investor Day last June.

Below operating results, we continue to anticipate higher interest expense in 2014 given the financing of the MapMyFitness acquisition. We now expect a full year effective tax rate of approximately 40%, ahead of our prior guidance of approximately 39% given additional investments toward our international expansion. Adjusted for the two-for-one stock split, fully diluted weighted average shares outstanding are now expected to be approximately 219 million.

Given these updated full year parameters, we would like to provide a few more details on how we currently see the quarterly cadence playing out.

Looking at net revenues, we currently anticipate our growth rate for the remainder of the year will be roughly in line with our long-term Investor day compounded annual growth target of 22%. We currently have planned a growth rate for the second quarter slightly higher than this target and for the fourth quarter slightly lower than this target. Relative to the fourth quarter, we grew 35% last year given favorable weather, our improved year-over-year ability to better service demand, a strong new innovation story around ColdGear Infrared, and better-than-expected Direct-to-Consumer performance. Thus, we are taking a more balanced approach in planning the business for the fourth quarter, particularly around weather expectations and our Direct-to-Consumer business, which represented approximately 40% of our total business during the fourth quarter of last year.

Next on gross margins where we continue to expect a modest overall gain for the full year following the 48.7% level achieved in 2013. From a cadence standpoint, we currently expect year-over-year rates to be relatively flat during the second quarter, up strongly during the third quarter, and down in the fourth quarter.

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Looking at the second quarter, we do not expect the three primary drivers of our positive performance during the first quarter to carry forward into the current period. This includes the normalization of our Factory House product mix, a more consistent comparison in our supply chain performance year-over-year, and the lapping of our bags re-launch which carried higher margins commencing in the second quarter of last year.

•	During the third quarter, the primary consideration is the higher U.S. import duties, which negatively impacted the year ago period by 90 basis points.

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For the fourth quarter, our forecast reflects a higher mix of our lower margin international business as well as our approach to planning the Direct-to-Consumer business considering the prior year factors that I previously mentioned.

Moving on to SG&A. As we indicated in January, we plan to allocate more dollars to marketing, international, and Connected Fitness throughout 2014 - areas that we believe are key to our long-term global success. The timing of these investments this year is currently planned to create substantial deleverage of our SG&A rate in both the second and third quarters. The magnitude of this deleverage is expected to be the greatest in the second quarter, as higher Marketing and Product Innovation and Supply Chain investments contribute to approximately 250 basis points of total expense rate deleverage year-over-year. We expect overall deleverage of SG&A to ease somewhat during the third quarter before showing significant leverage during the fourth quarter. As a reminder, the fourth quarter of last year included significantly higher incentive compensation expenses and MapMyFitness deal-related costs.

Overall, we continue to expect modest SG&A deleverage for the full year inclusive of a Marketing expense rate of approximately 11.0% of net revenues. To reiterate, our focus will remain on driving operating income dollar growth balanced with making the right investments to drive our long-term global success.

Below operating results, we expect the elevated effective tax rate from the first quarter will persist during the second quarter before trending more in line with our full year guidance during the second half of the year.

Finally, a quick update on our Inventory positioning for the balance of the year. As we outlined last call, we expect the inventory growth rate to return to more in line levels with our revenue growth rate during the balance of the year.

Forward Looking Statements
Some of the statements contained in this script constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,”  “potential” or the negative of these terms or other comparable terminology.  The forward-looking statements contained in this script reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to effectively manage our growth and a more complex, global business; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our ability to further expand our business globally and to drive brand awareness and consumer acceptance of our products in other countries; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; our ability to comply with trade and other regulations; the availability, integration and effective operation of management information systems and other technology; our ability to effectively integrate new businesses and investments into our company; our potential exposure to litigation and other proceedings; and our ability to attract and retain the services of our senior management and key employees. The forward-looking statements contained in this script reflect our views and assumptions only as of the date of this script. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.